Exhibit 15.2

Beijing Feng Yu Law Firm

Room 606, Jingtai Building, No. Bin-24 Jianwaidajie,

Chaoyang District, Beijing 100022

China

Date: April 22, 2025

To:

SCIENJOY HOLDING CORPORATION

3rd Floor, JIA No.34, Shenggu Nanli

Chaoyang District, Beijing 100029,

China

Dear Sir/Madam:

We consent to the references to our firm under the caption “Item 3. Key Information—D. Risk Factors—Risks Related to our Corporate Structure—If the PRC government deems that the agreements that establish the structure for operating our businesses in China do not comply with PRC regulations on foreign investment in Internet and other related businesses, or if these regulations or their interpretation change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations, and may need to reorganize our current corporate structure to comply with PRC laws and regulations. In addition, if SHC issues new securities for future financing, the Company shall disclose the whole corporate structure including VIEs to CSRC and may be inquired by CSRC about the background of such structure”, “Risks Related to Doing Business in China—The filing of the CSRC will be required and approval and/or other requirements from other PRC governmental authorities may be required in connection with an offering under PRC rules, regulations or policies, and, if required, we cannot predict whether or how soon we will be able to complete such filing or obtain such approval” and “Item 4. Information on the Company—C. Organizational Structure—Contracts that enable us to receive substantially all of the economic benefits from the VIEs” in SCIENJOY HOLDING CORPORATION’s Annual Report on Form 20-F for the year ended December 31, 2024 (the “Annual Report”), which is filed with the Securities and Exchange Commission (the “SEC”) on April 22, 2025. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ YAN, Xuan
Name:	YAN, Xuan
Title:	Executive Partner on behalf of :-
Beijing Feng Yu Law Firm